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                                                                    EXHIBIT 11.1

                           LAYNE CHRISTENSEN COMPANY
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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                                                 THREE MONTHS ENDED
                                                     APRIL 30,                   YEARS ENDED JANUARY 31,
                                             --------------------------  ----------------------------------------
                                                 1997          1996          1997          1996          1995
                                             ------------  ------------  ------------  ------------  ------------
COMPUTATION OF PER SHARE EARNINGS (IN
  THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income.................................  $      1,683  $      1,103  $      8,017  $      4,587  $      2,960
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Weighted average common shares
  outstanding..............................     8,872,000     8,845,000     8,865,000     7,451,000     7,301,000
Dilutive stock options.....................       362,000        67,000       281,000        66,000        47,000
                                             ------------  ------------  ------------  ------------  ------------
Primary weighted average common shares
  outstanding..............................     9,234,000     8,912,000     9,146,000     7,517,000     7,348,000
Additional dilutive stock options (a)......       --            185,000        58,000       135,000         9,000
                                             ------------  ------------  ------------  ------------  ------------
Fully diluted weighted average common and
  equivalent shares outstanding............     9,234,000     9,097,000     9,204,000     7,652,000     7,357,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Per share:
  Net income--primary......................  $        .18  $        .12  $        .88  $        .61  $        .40
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
  Net income--fully dilutive...............  $        .18  $        .12  $        .87  $        .60  $        .40
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
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(a) The effects of additional dilutive stock options on primary per share earnings are less than two percent.